UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2012

MERGE HEALTHCARE INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001–33006	39-1600938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, 24th Floor
Chicago, Illinois  60601-6436
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (312) 565-6868

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On March 28, 2012, Merge Healthcare Solutions Inc. (“MHSI”), a subsidiary of the Registrant, entered into an Agreement for the Purchase and Sale of Merge Kiosks (the “Agreement”) with higi llc (“higi”) pursuant to which MHSI has agreed to sell Merge health information kiosks and related equipment (the “Kiosks”) to higi.  Under the terms of the Agreement, MHSI received a fixed payment of $2,750,000 for the Kiosks, which represents MHSI’s standard reseller pricing available to any authorized MHSI distributor.  MHSI delivered approximately 75% of the Kiosks ordered under the Agreement in the first quarter of 2012, resulting in roughly proportional revenue recognition in the quarter.  The remaining Kiosks are expected to be delivered in the second quarter of 2012.

The Audit Committee of the Registrant (which is comprised solely of independent Directors), pursuant to the Audit Committee Charter, considered and reviewed the Agreement and approved its terms, prior to its execution.  The Registrant treated the Agreement as a related-party transaction, because higi is controlled by Michael W. Ferro, Jr.  Mr. Ferro is the Chairman and a Director of the Registrant, the Chairman and Founder of higi, and the Chairman and Chief Executive Officer of Merrick Ventures, LLC (“Merrick Ventures”) and Merrick RIS, LLC (“Merrick RIS”).  Mr. Ferro and certain trusts for the benefit of his family own directly or indirectly a majority of the equity interests in Merrick Ventures and Merrick RIS, which together own approximately 35% of Registrant’s common stock.  Merrick Ventures also owns over 75% of higi’s outstanding equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

By:       /s/ Ann G. Mayberry-French
Name: Ann G. Mayberry-French
Title:  General Counsel and Corporate Secretary
Date: April 2, 2012